UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
December 16, 2008
Date of Report (Date of earliest event reported)
LOUD TECHNOLOGIES, INC
(Exact Name of Registrant as Specified in Charter)

Washington	0-26524	91-1432133

(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

16220 Wood-Red Road, N.E., Woodinville, Washington	98072

(Address of Principal Executive Offices)	(Zip Code)
(425) 487-4333
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
As previously disclosed in the Quarterly Report on Form 10-Q of LOUD Technologies, Inc. (the “Company”) filed with the Securities and Exchange Commission on August 14, 2008, the Company has experienced a backlog of orders with a significant contract manufacturer in China, which impacted sales and margins beginning in the second quarter of 2008. This backlog has continued to negatively impact the Company’s operations in the third and fourth quarters of 2008. While the Company had thought such manufacturing delays would be temporary, the Company learned recently that this supplier had ceased manufacturing products for the Company due to difficulties the supplier is experiencing. The supplier has been producing products for the Company since December 2000. Products produced by this supplier represented approximately 35% of the Company’s net sales in the year ended December 31, 2007, and approximately 32% of the Company’s net sales in the six month period ended June 30, 2008.
Although the Company has not terminated its manufacturing agreement with this supplier, the Company is in the process of evaluating its options and arranging for alternative contract manufacturers to resume production of the products previously manufactured by this supplier. The Company is also evaluating the feasibility of moving some of the production to manufacturing facilities owned by the Company. The timing for resuming production of the products previously manufactured by this supplier is uncertain, and will depend to a significant extent on whether the Company is able to obtain certain custom tooling used by the supplier to manufacture the Company’s products. The Company is in discussions with the supplier regarding the return of the custom tooling, which belongs to the Company. If the Company is able to obtain such custom tooling, it anticipates that production of these products will resume in the next 60 — 90 days and that initial shipments of those products will be received by the Company within the next 90 — 120 days. If the Company is unable to obtain the custom tooling, it will need to acquire replacement tooling before other contract manufacturers can resume production, which likely will result in additional delay of approximately 60 — 120 days before the Company begins receiving shipments of the products.
Due to the disruption in the supply of the Company’s products, the Company anticipates a significant decline in net sales in 2009, with the most significant impact to be felt in the first and second quarters of 2009. Until the Company has better visibility into when shipments of the affected products will resume, it is unable to estimate the full impact from this disruption. The Company is in the process of identifying and implementing changes to its operating plans for 2009 and other restructuring initiatives in order to reduce costs in response to the anticipated decline in net sales. In addition to the anticipated decline in net sales, this supply disruption will create numerous risks for the Company, including:
•     The Company may be unable to comply with the terms and conditions of its senior credit facility, including but not limited to certain financial ratios, unless the Company obtains necessary waivers or enters into amendments to the credit agreement that address such potential noncompliance. Breaches of the terms and conditions of the senior credit agreement may lead to an event of default, which would prevent the Company from borrowing under the senior credit facility.
•     The Company may not have sufficient cash flow from operations or borrowings under its credit facilities to meet its cash requirements, particularly if the supply disruption results in an event of default under the Company’s senior credit facility that is not cured or waived, which could result in the Company’s inability to continue as a going concern.
•     Potential customers may decide to purchase competing products rather than wait until the Company’s products are available again, which may lead to permanent loss of market share.
•    The Company may encounter difficulties in managing new contract manufacturer relationships, such as lack of control over the manufacturing process, delivery times, sourcing of parts, and product quality, and imposition of unfavorable payment terms.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LOUD Technologies Inc.
By:	/s/ DAVID OLSON
David Olson
Chief Financial Officer

Dated: December 16, 2008